Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY CHIEF FINANCIAL OFFICER (979) 849-6550	April 21, 2005
FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS SALES

AND EARNINGS FOR FIRST QUARTER 2005

ANGLETON, TX, APRIL 21, 2005 – Benchmark Electronics, Inc., (NYSE: BHE) a leading contract manufacturing provider, announced sales revenue of $510 million for the quarter ended March 31, 2005, compared to $481 million for the same quarter last year.  First quarter net income was $16.9 million, or $0.40 per diluted share. In the comparable period last year, net income was $15.2 million, or $0.36 per diluted share.

“Our first quarter results reflect revenue growth of 6% and net income growth of 11% year over year,” commented Cary T. Fu, President and CEO of Benchmark Electronics, Inc.  “The first quarter results were excellent in light of the soft economic conditions seen recently in the technology marketplace.  Our focus for the remainder of 2005 is on efficiently ramping our new programs in this challenging environment.”

First Quarter 2005 Financial Highlights

•                  Operating margin for the first quarter was 4.4%.

•                  Return on invested capital of 13.8%.

•                  Cash and short-term investments balance at March 31, 2005 of $344 million.

•                  No debt outstanding as of March 31, 2005.

•                  Accounts receivable were $267 million at March 31, 2005; calculated days sales outstanding were 47 days.

•                  Inventories increased by $39 million to $295 million; inventory turns were 6.4 times.

Second Quarter 2005 Guidance

•                  Revenue in the second quarter of 2005 is expected to be between $525 million and $550 million.

•                  Earnings per share for the second quarter of 2005 are expected to be $0.41 to $0.45 per diluted share.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements.  Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment.  Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Stock trades on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended March 31,
	2005	2004

Net sales	$509,582	$480,966
Cost of sales	472,097	443,809
Gross profit	37,485	37,157

Selling, general and administrative expenses	15,212	15,721
Operating income	22,273	21,436

Other income (expense):
Interest expense	(67)	(765)
Other	670	433
Total other income (expense), net	603	(332)

Income before income taxes	22,876	21,104

Income tax expense	5,947	5,909

Net income	$16,929	$15,195

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	41,627	40,954
Incremental common shares attributable to exercise of outstanding dilutive options	1,081	1,399
Denominator for diluted earnings per share	42,708	42,353

Earnings per share:
Basic	$0.41	$0.37
Diluted	$0.40	$0.36

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

March 31, 2005

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$90,225
Short-term investments	253,335
Accounts receivable, net	267,491
Inventories, net	295,479
Other current assets	28,552

Total current assets	935,082

Property, plant and equipment, net	80,433
Other assets, net	6,623
Goodwill, net	112,947

Total assets	$1,135,085

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$281,068
Other current liabilities	74,582

Total current liabilities	355,650

Other long-term liabilities	8,887

Shareholders’ equity	770,548

Total liabilities and shareholders’ equity	$1,135,085